SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2005

Monster Worldwide, Inc.

(Exact name of issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21571	13-3906555
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue
New York, NY 10017
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 351-7000

None.

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c)  under the Exchange Act

ITEM 1.01                                         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 13, 2005, Monster Worldwide, Inc. (the “Company”) announced that Jeffrey C. Taylor, the founder of Monster.com, would be resigning from the Company in August 2005 to establish a new venture for which the Company would provide some seed capital.

On July 14, 2005, Mr. Taylor and the Company entered into an Agreement (the “Taylor Agreement”).  Pursuant to the Taylor Agreement, (i) Mr. Taylor shall resign from all positions held with the Company and each of its affiliates effective as of 5:00 p.m. on August 1, 2005, (ii) Mr. Taylor will receive his regular compensation through August 1, 2005 and reimbursement of all travel, entertainment and other expenses incurred in accordance with Company policy prior to August 1, 2005, (iii) Mr. Taylor will receive payment by March 22, 2006, of 7/12ths of the performance bonus, if any, that would have been payable to him had he remained in the employment of the Company through December 31, 2005, (iv) Mr. Taylor’s unvested and unexercisable options shall, as of August 1, 2005, become vested and exercisable, and (v) subject to his timely execution and delivery of a general release in a specified form, Mr. Taylor will receive an aggregate of $500,000 payable over eighteen months in bi-weekly installments of approximately $12,820.51.  A copy of the Taylor Agreement is filed herewith as Exhibit 10.1.

On July 14, 2005, Mr. Taylor and the Company also entered into a Consulting Agreement (the “Consulting Agreement”).  Pursuant to the Consulting Agreement and subject to Mr. Taylor’s satisfaction of certain conditions contained therein, Mr. Taylor is obligated to render certain consulting and advisory services to the Company for a period of eighteen months commencing on August 1, 2005 in consideration of consulting fees of $13,888.88 per month.  A copy of the Consulting Agreement is filed herewith as Exhibit 10.2

In addition, on July 15, 2005, the Company entered into (i) a Subscription Agreement with Eons, Inc. (the “Subscription Agreement”) and (ii) a Right of First Refusal Agreement, by and among Eons, Inc., the Company, Jeffrey C. Taylor and General Catalyst Partners II, L.P. (the “Right of First Refusal Agreement”).  Mr. Taylor is the sole stockholder of Eons, Inc. (“Eons”).  Pursuant to the Subscription Agreement, the Company purchased a Convertible Promissory Note in the aggregate principal amount of $300,000 (the “Note”) which is convertible into shares of Eons’ convertible preferred stock in the event of a Qualified Financing (as defined therein).  Pursuant to the terms of the Note, in the event of a Qualified Financing the Company shall have the right to purchase 7.5% of the shares issued in such Qualified Financing if the gross proceeds to Eons is up to or equal to $10,000,000 and to purchase 9.0% of the shares issued in such Qualified Financing if the gross proceeds to Eons are in excess of $10,000,000.  In addition, the Right of First Refusal Agreement provides that for so long as at least one half of the original principal balance of the Note is outstanding, in the event of a proposed transfer by Mr. Taylor of his shares of Eons, the Company shall have the right to purchase its pro rata portion of such shares to the extent such shares have not been repurchased by Eons.  A copy of the Subscription Agreement and Right of First Refusal Agreement are filed herewith as Exhibits 10.3 and 10.4, respectively.

On May 5, 2005, the Company announced that it entered into a Stock Purchase Agreement with GECKO Inc. (the “Stock Purchase Agreement”), an entity owned 65% by George Eisele, a director of the Company, relating to the sale to GECKO Inc. of the Company’s TMP Direct business unit, an order fulfillment business.  On July 14, 2005, the Company and GECKO Inc. entered into a letter agreement pursuant to which (i) the parties agreed to the working capital amount referred to in the Stock Purchase Agreement and (ii) in connection with the Company’s obligations under the Stock Purchase Agreement to install duplicate network facilities for the TMP Direct business unit sold to GECKO Inc., the Company agreed to pay up to $35,000 for certain network upgrades.  A copy of the letter agreement is filed herewith as Exhibit 10.5.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS

(c)                                  Exhibits

10.1         Agreement, dated July 14, 2005, by and between Monster Worldwide, Inc. and Jeffrey C. Taylor.

10.2         Consulting Agreement, dated July 14, 2005, by and between Monster Worldwide, Inc. and Jeffrey C. Taylor.

10.3         Subscription Agreement, dated July 15, 2005, by and between Eons, Inc. and Monster Worldwide, Inc.

10.4         Right of First Refusal Agreement, dated July 15, 2005, by and among Eons, Inc., Jeffrey C. Taylor, General Catalyst Partners II, L.P. and Monster Worldwide, Inc.

10.5         Agreement, dated July 14, 2005, by and among Monster Worldwide, Inc. and GECKO, Inc.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

	By:	/s/ Myron Olesnyckyj
Myron Olesnyckyj
Senior Vice President-General Counsel

Dated: July 15, 2005